Exhibit 99.1

Novavax Expands Large-Scale Global Manufacturing Capacity

  Novavax acquires Praha Vaccines in Czech Republic
  Annual operating capacity of over 1 billion doses of COVID-19 vaccine antigen

GAITHERSBURG, Md., May 27, 2020 (GLOBE NEWSWIRE) -- Novavax, Inc. (NASDAQ: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced the acquisition of Praha Vaccines a.s., part of the Cyrus Poonawalla Group, in an all cash transaction of approximately $167 million. The acquisition includes a biologics manufacturing facility and associated assets in Bohumil, Czech Republic. The facility is expected to provide an annual capacity of over 1 billion doses of antigen starting in 2021 for NVX-CoV2373, Novavax’ COVID-19 vaccine candidate. NVX-CoV2373 consists of a stable, prefusion protein antigen made using its proprietary nanoparticle technology and includes Novavax’ proprietary Matrix-M™ adjuvant.

“Manufacturing capacity is a critical component of our strategy to deliver a vaccine for the COVID-19 pandemic,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “This acquisition provides the vital assets required to produce more than 1 billion doses per year. In parallel with ramping up production at Bohumil, we will continue efforts to expand antigen capacity in the U.S. and Asia, and increase production of Matrix-M to match antigen capacity at multiple sites globally.”

The acquisition includes a 150,000-square foot state of the art vaccine and biologics manufacturing facility and other support buildings, along with the existing employees and all related and required infrastructure. The facility is completing a renovation that includes Biosafety Level-3 (BSL-3) capabilities. As part of the transaction, approximately 150 employees with significant experience in vaccine manufacturing and support have joined Novavax.

The acquisition of Praha Vaccines is supported by Novavax’ funding arrangement with the Coalition for Epidemic Preparedness Innovations (CEPI), enabling Novavax to dramatically expand its manufacturing capacity. Novavax will work collaboratively with the Serum Institute of India (SII), part of the Cyrus Poonawalla Group, to increase production levels at the Bohumil facility by the end of 2020.

“We believe Novavax and Praha reflect the ideal complement of capabilities and expertise to advance innovative vaccines that are vitally needed at this critical time,” said Cyrus Poonawalla, Chairman and Founder of the Cyrus Poonawalla Group. “We are confident that the technologies and employees are in good hands and look forward to continuing our collaborations with Novavax.”

About Cyrus Poonawalla Group

Cyrus Poonawalla Group is the parent company of Serum Institute of India Pvt. Ltd., (SII), founded in 1966 by Dr. Cyrus Poonawalla with the aim of manufacturing life-saving immuno-biologicals. SII is the flagship company of the group based in India and is now the world's largest vaccine manufacturer by number of doses produced and sold globally (more than 1.3 billion doses per annum), which include Polio vaccine as well as Diphtheria, Tetanus, Pertussis, Hib, Pentavalent, BCG, r-Hepatitis B, Measles, Mumps and Rubella, and Rotavirus vaccines. It is estimated that approximately 65 percent of children globally receive at least one vaccine manufactured by Serum Institute. Vaccines manufactured by the Serum Institute are accredited by the World Health Organization, Geneva and are being used in around 170 countries across the globe in their national immunization programs, saving millions of lives throughout the world.

In March 2020, SII and Novavax announced a commercial license agreement for the use of Novavax’ proprietary Matrix-M™ vaccine adjuvant with SII’s malaria vaccine candidate, currently in a Phase 2b clinical trial.

About NVX-CoV2373

NVX-CoV2373 is a vaccine candidate engineered from the genetic sequence of SARS-CoV-2, the virus that causes COVID-19 disease. NVX-CoV2373 was created using Novavax’ recombinant nanoparticle technology to generate antigen derived from the coronavirus spike (S) protein and contains Novavax’ patented saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies. In preclinical trials, NVX-CoV2373 demonstrated efficient binding with receptors targeted by the virus, a critical aspect for effective vaccine protection. A Phase 1 clinical trial of NVX-CoV2373 initiated in May 2020, with preliminary immunogenicity and safety results expected in July 2020. The Coalition for Epidemic Preparedness Innovations (CEPI) is investing up to $388 million of funding to advance clinical development of NVX-CoV2373.

About Matrix-M™

Novavax’ patented saponin-based Matrix-M™ adjuvant has demonstrated a potent and well-tolerated effect by stimulating the entry of antigen-presenting cells into the injection site and enhancing antigen presentation in local lymph nodes, boosting immune response.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. Novavax recently initiated development of NVX-CoV2373, its vaccine candidate against SARS-CoV-2, the virus that causes COVID-19, with Phase 1 clinical trial results expected in July of 2020. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults. Both vaccine candidates incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant in order to enhance the immune response and stimulate high levels of neutralizing antibodies. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles in order to address urgent global health needs.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products, including statements regarding the manufacturing of vaccine antigen dose amounts and timing, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (SEC) and updated by any Quarterly Report on Form 10-Q, particularly the risks inherent to developing novel vaccines. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors
Novavax, Inc.
Erika Trahan
ir@novavax.com
240-268-2022

Westwicke
John Woolford
john.woolford@westwicke.com
443-213-0506

Media
Brandzone/KOGS Communication
Edna Kaplan
kaplan@kogspr.com
617-974-8659